Exhibit 3.12

FIRST AMENDMENT

TO THE

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF

ADIAL PHARMACEUTICALS, L.L.C.

This First Amendment (this “Amendment”) of the Operating Agreement (defined below) is made effective as of September 22, 2017 (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning as set for in the Operating Agreement (defined below).

WHEREAS, ADial Pharmaceuticals, L.L.C. (the “Company”) was formed as a Virginia limited liability company pursuant to Articles of Organization filed November 23, 2010 and has been operated and governed pursuant to that certain Operating Agreement dated as of November 23, 2010, as amended and restated on February 3, 2014 as the Second Amended and Restated Operating Agreement of ADial Pharmaceuticals, L.L.C. (the “Operating Agreement”);

WHEREAS, pursuant to Section 13.1.2 of the Operating Agreement, the Operating Agreement may be amended by the Members of the Company; and

WHEREAS, this Amendment was approved and adopted by the Members in accordance with the terms of the Operating Agreement.

NOW, THEREFORE, the Operating Agreement is hereby amended as follows:

1.            Defined Terms. Terms used with initial capital letters and not otherwise defined in this First Amendment shall have the meanings given to them in the Operating Agreement.

2.            Amendment of Section 10.6 of the Operating Agreement. Section 10.6 of the Operating Agreement is hereby deleted in its entirety and replaced with the following Section 10.6:

“10.6     Drag Along Rights. Subject to the right of first opportunity described in Section 10.3 above, if one or more Members holding at least two thirds (2/3) of the LLC Units entitled to be voted determine by affirmative vote to transfer all (but not less than all) of their LLC Units (for purposes of this Section 10.6, “Selling Members”) to a third party or in connection with a merger, consolidation, reincorporation or other reorganization of the Company for a different number of Units or for shares of stock or other securities of the Company or for Units or other securities of the other company, the other holders of any LLC Units hereunder shall, upon written demand by the Selling Members to all such holders and to the LLC, be obligated to sell, convert or exchange all of their LLC Units (including and options or warrants to purchase LLC Units), at the same price, and upon the same terms and conditions as are to be paid and given to the Selling Members. In the event that the Selling Members exercise their rights under this Section 10.6, the CEO or other designee of the Board of Directors shall have the Power of Attorney as set forth in Section 13.3 below to transfer the LLC Units of all the holders of any LLC Units subject to the proposed transfer. Consideration for such LLC Units may be held in trust by the Board of Directors pending such action by the holders as the Board of Directors may reasonably require.”

3.            Amendment of Section 10.8 of the Operating Agreement. Section 10.8 of the Operating Agreement is hereby amended by adding the following to the end of Section 10.8:

“and, upon request of the Board of Directors or underwriters managing any underwritten offering, prior to any such offering will execute and provide to the Board of Directors and the underwriters, a lock-up letter on such underwriter’s standard form, with respect to the foregoing. In the event that any Member fails to timely provide a lock-up letter to requested by the underwriters under this Section 10.8, the CEO or other designee of the Board of Directors shall have power of attorney as set forth in Section 13.3 below to enter the lock-up agreement on behalf of the Member. For clarity, power of attorney to enter a lock-up agreement on behalf of a Member derived pursuant to the preceding sentence will be in force for any securities of any subsidiaries, affiliates, successors or assigns of the Company held now or in the future by such Member, including without limitation, if such successor is a foreign corporation due to the merger with a successor Virginia Corporation created by the conversion of the Company into such Virginia corporation.”

4.            Effect of This Amendment. The provisions of the Operating Agreement are amended and modified by the provisions of this Amendment. If any provisions of the Operating Agreement are materially different from or inconsistent with any of the provisions of this Amendment, the provisions of this Amendment shall control, and the provisions of the Operating Agreement shall, to the extent of such difference or inconsistency, be deemed to be amended and modified. Except as set forth herein, all other provisions of the Operating Agreement shall be unchanged and remain in full force and effect.

5.            Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict of laws provisions thereof.

6.            Single Agreement. This Amendment and the Operating Agreement, as amended and modified by the provisions of this Amendment, shall constitute and be construed as a single agreement.

IN WITNESS WHEREOF, the Company has caused this Amendment to Operating Agreement of ADial Pharmaceuticals, L.L.C. to be executed September 22, 2017, to be effective as of the Effective Date.

ADIAL PHARMACEUTICALS, L.L.C.

By:	/s/ William B. Stilley
William B. Stilley
CEO